For Immediate Release
The J. M. Smucker Company Announces Second Quarter Results
•	Earnings per share up 6 percent, up 13 percent excluding charges
•	Company increases earnings per share outlook for fiscal 2011

ORRVILLE, Ohio, November 18, 2010 —The J. M. Smucker Company (NYSE: SJM) today announced results for the second quarter ended October 31, 2010, of its 2011 fiscal year.

Executive Summary

	Three Months Ended October 31,			Six Months Ended October 31,
	2010	2009	% Increase (Decrease)	2010	2009	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$1,278.9	$1,278.7	0%	$2,326.2	$2,330.3	(0)%
Operating income	$240.0	$231.2	4%	$405.2	$400.0	1%
% of net sales	18.8%	18.1%		17.4%	17.2%
Net income:
Income	$149.7	$140.0	7%	$252.6	$238.1	6%
Income per diluted share	$1.25	$1.18	6%	$2.11	$2.00	6%
EBITDA	$297.4	$276.0	8%	$520.6	$488.4	7%

•
Non-GAAP income per diluted share was $1.38 and $1.22 for the second quarters of 2011 and 2010, and $2.42 and $2.14 for the first six months of 2011 and 2010, respectively, an increase of 13 percent in both periods.  Non-GAAP income per diluted share excludes restructuring and merger and integration costs (“special project costs”) of $0.13 and $0.04 per diluted share, in the second quarters of 2011 and 2010,  and $0.31 and $0.14 in the first six months of 2011 and 2010, respectively.

•	Non-GAAP operating income was up 10 percent, and operating margin improved to 20.6 percent in the second quarter of 2011, compared to 18.7 percent in the second quarter of 2010.
•	Results for the second quarter of 2011 include the impact of a lower effective tax rate of 32.5 percent, compared to 34.9 percent in the second quarter of 2010.

“We are pleased to deliver another quarter of strong earnings in this challenging economic environment,” commented Tim Smucker, Chairman of the Board and Co-Chief Executive Officer. “Our team continues to take a long-term view of our business, focusing on the health of our brands, delivering value to our consumers, and managing the balance between volume growth, share of market gains, and profitability.”

“Our long-term perspective in managing our business is backed by a strong financial position that provides the ability and flexibility to capitalize on opportunities that support our strategy,” added Richard Smucker, Executive Chairman and Co-Chief Executive Officer.  “As we look ahead, we anticipate that marketplace dynamics, including escalating commodity costs, will continue to present challenges.  However, we are confident in the ability of our team to execute our strategy and address these obstacles.”

Net Sales

	Three Months Ended October 31,				Six Months Ended October 31,
	2010	2009	Increase (Decrease)%		2010	2009	Increase (Decrease)%
	(Dollars in millions)

Net sales	$1,278.9	$1,278.7	$0.2	0%	$2,326.2	$2,330.3	$(4.1)	(0)%
Adjust for noncomparable items:
Divestitures	-	(12.1)	12.1	1%	-	(22.0)	22.0	1%
Foreign exchange	(4.9)	-	(4.9)	(0)%	(11.6)	-	(11.6)	(1)%
Net sales, excluding divestitures and foreign exchange	$1,274.0	$1,266.6	$7.4	1%	$2,314.6	$2,308.3	$6.3	0%

Net sales in the second quarter of 2011 were essentially equal to the second quarter of 2010, and increased 1 percent, excluding the impact of the potato products divestiture and foreign exchange.  Overall volume declined 4 percent driven by the Company’s U.S. Retail Oils and Baking Market segment brands and Folgers® coffee in the U.S. Retail Coffee Market segment.  Volume gains were most significant across the Special Markets segment, while gains were also realized in Dunkin’ Donuts® packaged coffee, Smucker’s® fruit spreads, and Jif® peanut butter.  The net impact of pricing contributed approximately 3 percent to net sales and the overall impact of sales mix was favorable.

Margins

	Three Months Ended October 31,		Six Months Ended October 31,
	2010	2009	2010	2009
	(% of net sales)

Gross profit	38.7%	38.5%	38.8%	38.5%
Selling, distribution, and administrative expenses:
Marketing	5.8%	6.9%	6.2%	6.8%
Selling	3.2%	3.2%	3.3%	3.2%
Distribution	3.2%	3.2%	3.3%	3.3%
General and administrative	5.2%	4.9%	5.5%	5.3%
	17.4%	18.2%	18.3%	18.6%
Amortization	1.4%	1.4%	1.6%	1.6%
Other restructuring and merger and integration costs	0.9%	0.6%	1.4%	1.1%
Other operating expense - net	0.2%	0.2%	0.1%	0.0%
Operating Income	18.8%	18.1%	17.4%	17.2%

Gross profit increased $2.4 million to 38.7 percent of net sales in the second quarter of 2011, from 38.5 percent in the second quarter of 2010.  The second quarter of 2011 includes the impact of $12.1 million of restructuring charges in cost of products sold and $5.9 million of unrealized mark-to-market losses on derivative contracts.  The impact of raw material and manufacturing costs on gross profit was mixed.  Green coffee costs were significantly higher in the second quarter of 2011, compared to the second quarter of 2010.  Pricing actions taken earlier in the year, relative to the recognition of higher green coffee costs, contributed to gross profit in the second quarter of 2011.  The Company expects to recognize steadily higher green coffee costs during the remainder of the year.  Higher costs were also realized for milk, sugar, and soybean oil while lower costs were recognized for peanuts and flour.  The second quarter of 2010 had benefited from volume-related plant efficiencies.

Selling, distribution, and administrative expenses decreased 4 percent for the second quarter of 2011, compared to 2010, and decreased as a percentage of net sales from 18.2 percent to 17.4 percent.  Compared to the second quarter of 2010, that included higher levels of investment spending in brand equity initiatives and new advertising, marketing expenses decreased 15 percent for the second quarter of 2011.  A portion of the marketing expense decrease was reallocated to support promotional programs, primarily in the U.S. Retail Oils and Baking Market segment.  Selling and distribution expenses in the second quarter of 2011 remained relatively even with 2010.  General and administrative expenses were up 5 percent over the same period.

Operating income increased $8.8 million, or 4 percent, in the second quarter of 2011, compared to 2010, despite an increase in special project costs of approximately $15.0 million.  Excluding the impact of special project costs in both periods, operating income increased $23.9 million, or 10 percent, and improved from 18.7 percent of net sales in 2010, to 20.6 percent in 2011.

Interest and Income Taxes
Interest expense increased $1.0 million during the second quarter of 2011, compared to 2010, as lower average debt outstanding was somewhat offset by modestly higher interest rates.

Income taxes decreased $3.0 million in the second quarter of 2011, compared to 2010, resulting in a quarterly effective tax rate of 32.5 percent in 2011, compared to 34.9 percent in 2010.  The lower effective tax rate for the second quarter of 2011 primarily reflects benefits realized from an increased deduction related to U.S. manufacturing activities, compared to 2010, together with lower state income taxes.

Segment Performance

	Three Months Ended October 31,			Six Months Ended October 31,

	2010	2009	% Increase (Decrease)	2010	2009	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. Retail Coffee Market	$477.3	$445.1	7%	$870.9	$811.3	7%
U.S. Retail Consumer Market *	272.6	290.1	(6)%	551.8	581.1	(5)%
U.S. Retail Oils and Baking Market	279.5	303.9	(8)%	453.4	498.3	(9)%
Special Markets	249.5	239.7	4%	450.1	439.5	2%

Segment profit:
U.S. Retail Coffee Market	$149.1	$131.9	13%	$261.0	$243.0	7%
U.S. Retail Consumer Market	74.3	70.5	5%	145.7	136.6	7%
U.S. Retail Oils and Baking Market	40.9	45.4	(10)%	63.4	71.1	(11)%
Special Markets	49.4	40.0	24%	84.3	66.7	26%

Segment profit margin:
U.S. Retail Coffee Market	31.2%	29.6%		30.0%	30.0%
U.S. Retail Consumer Market	27.3%	24.3%		26.4%	23.5%
U.S. Retail Oils and Baking Market	14.6%	14.9%		14.0%	14.3%
Special Markets	19.8%	16.7%		18.7%	15.2%

*  Net sales comparability for the U.S. Retail Consumer Market is impacted by the potato products divested in March 2010.

While the Company’s four reportable segments remain the same for 2011, the calculation of segment profit has been modified to include intangible asset amortization and impairment charges related to segment assets, along with certain other items in each of the segments.  These items were previously considered corporate expenses and were not allocated to the segments.  This change more accurately aligns the segment financial results with the responsibilities of segment management, most notably in the area of intangible assets.  Fiscal 2010 segment profit has been recalculated to be consistent with the current methodology.

U.S. Retail Coffee Market
The U.S. Retail Coffee Market segment net sales increased 7 percent in the second quarter of 2011, compared to the second quarter in 2010.  Price increases totaling 13 percent were taken in 2011 to cover rising green coffee costs, but were partially offset by a 7 percent overall volume decline and additional promotional spending.  Volume decreased in the Folgers® brand while Dunkin’ Donuts® packaged coffee continued its double-digit growth.  The introduction of Folgers Gourmet Selections® and Millstone® K-Cups® offerings during the quarter contributed approximately 2 percent to U.S. Retail Coffee Market segment net sales.

Green coffee costs were significantly higher in the second quarter of 2011, compared to the second quarter of 2010.  Pricing actions taken earlier in the year, relative to higher green coffee costs realized during the second quarter, contributed to segment profit.  The Company expects the impact of rising green coffee costs to accelerate during the remainder of the year.  Marketing expenses decreased in the second quarter of 2011, compared to the second quarter of 2010 which included significant long-term investments in brand equity initiatives and new advertising.  U.S. Retail Coffee Market segment profit increased 13 percent in the second quarter of 2011, compared to the second quarter of 2010 that included the benefit of volume-related plant efficiencies.  Segment profit margin was 31.2 percent in 2011, compared to 29.6 percent in 2010.

U.S. Retail Consumer Market
The U.S. Retail Consumer Market segment net sales declined approximately 2 percent while volume increased 1 percent, excluding the effect of potato products divested in the fourth quarter of 2010.  Net sales include the impact of a peanut butter price reduction of 5 percent taken earlier in the fiscal year.  Volume gains were realized in Smucker’s® fruit spreads, Jif® peanut butter, and Smucker’s® Snack’n Waffles® brand waffles, offsetting volume declines in Smucker’s Uncrustables® sandwiches and toppings.  Reported segment net sales and volume decreased 6 percent and 3 percent, respectively, for the second quarter of 2011, compared to the second quarter of 2010, reflecting the divested potato products.

The U.S. Retail Consumer Market segment profit increased 5 percent for the second quarter of 2011, compared to the second quarter in 2010, due to lower supply chain and raw material costs, primarily peanuts and corn sweetener, and a favorable sales mix that more than offset increased marketing.  Segment profit margin for the quarter improved significantly from 24.3 percent in the second quarter of 2010, to 27.3 percent in 2011.

U.S. Retail Oils and Baking Market
Net sales and volume in the U.S. Retail Oils and Baking Market segment were down 8 percent and 10 percent, respectively, for the second quarter of 2011, compared to 2010.  Pillsbury® flour and baking mixes volume was down double digits due to a combination of planned reductions in lower-margin products, and an unprecedented competitive and promotional environment.  Following a price decline taken earlier in the year, Crisco® oils volume showed modest improvement, but was down 3 percent for the second quarter of 2011, compared to 2010.

The U.S. Retail Oils and Baking Market segment profit decreased 10 percent for the second quarter of 2011, compared to the second quarter of 2010.  The impact of the sales decline, along with increases in milk, sugar, and soybean oil costs, and unrealized mark-to-market adjustments on commodity contracts contributed to the profit decrease.  Segment profit margin decreased from 14.9 percent in the second quarter of 2010, to 14.6 percent in 2011.

Special Markets
Net sales in the Special Markets segment increased 4 percent in the second quarter of 2011, compared to 2010.  Excluding foreign exchange, net sales increased 2 percent over the same time period.  Volume increased 4 percent in the second quarter of 2011, compared to 2010, driven by gains in the natural foods, baking, and coffee categories.  The impact of volume gains was partially offset by higher promotional spending.

Special Markets segment profit increased 24 percent and profit margin increased to 19.8 percent from 16.7 percent for the second quarter of 2011, compared to 2010, primarily due to coffee price increases taken earlier in the year, lower flour costs, and the favorable impact of sales mix associated with higher natural foods and coffee sales.

Other Financial Results and Measures
Cash provided by operations in the first six months of 2011 was $19.5 million, compared to $187.8 million in the same period in 2010.  The decrease of $168.3 million in cash provided by operations in the first six months of 2011, compared to 2010, is primarily due to the timing of income tax payments in 2011.  The Company expects a significant use of cash during the first half of each fiscal year primarily due to the buildup of inventories to support the Fall Bake and Holiday period, and the additional increase of coffee inventory in advance of the Atlantic hurricane season.  The Company anticipates cash provided by operations in the second half of the fiscal year to exceed the amount in the first half of the year upon completion of the Company’s key promotional periods.

For the second quarter of 2011, earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were $297.4 million, or 23.3 percent of net sales, compared to $276.0 million, or 21.6 percent of net sales, in the second quarter of 2010, an increase of 8 percent.  For the first six months of 2011, EBITDA was $520.6 million, or 22.4 percent of net sales, compared to $488.4 million, or 21.0 percent of net sales, for the first six months of 2010, an increase of 7 percent.

Outlook
For fiscal 2011, net sales are expected to increase in excess of 3 percent compared to the prior year, primarily due to pricing actions.  Income per diluted share, excluding special project costs of $0.70 to $0.75 per diluted share, is expected to increase to a range of $4.55 to $4.65.  Previously the range was $4.50 to $4.60, excluding special project costs of $0.55 to $0.60 per diluted share.  Approximately $0.40 per diluted share of intangible asset amortization, a noncash expense item, is included in the range of income per diluted share for 2011.  The Company currently has approximately 3.7 million common shares authorized for repurchase by its Board of Directors that has not been factored into its outlook.

Conference Call

The Company will conduct an earnings conference call and webcast today, Thursday, November 18, 2010, at 8:30 a.m. E.T.  The webcast can be accessed from the Company’s website at www.smuckers.com.  For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 5826472, and will be available until Thursday, November 25, 2010.

Non-GAAP Measures
The Company uses non-GAAP measures including net sales, excluding divestitures and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and amortization;  EBITDA; adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles (“GAAP”).  Rather, the presentation of these non-GAAP measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.  A reconciliation of non-GAAP measures to the comparable GAAP items for the current and prior year quarter and year-to-date period is included in the “Unaudited Non-GAAP Measures” table.

About The J. M. Smucker Company
For more than 110 years, The J. M. Smucker Company has been committed to offering consumers quality products that help families create memorable mealtime moments.  Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America.  Its family of brands includes Smucker's®, Folgers®, Dunkin’ Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe’s Best® and Bick's® in Canada.  The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago.  The Company has appeared on FORTUNE Magazine's list of the 100 Best Companies to Work For in the United States 12 times, ranking number one in 2004.  For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury®, the Barrelhead logo and the Doughboy character are trademarks of The Pillsbury Company, LLC, used under license; Carnation® is a trademark of Société des Produits Nestlé S.A., used under license; and Dunkin’ Donuts® is a registered trademark of DD IP Holder, LLC, used under license.  Dunkin’ Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail environments like grocery stores, mass merchandisers, club stores, and drug stores.  This information is not applicable to Dunkin' Donuts® coffee  or other products for sale in Dunkin' Donuts® stores.  Borden® and Elsie are trademarks used under license.

K-Cup® and K-Cups® are trademarks of Keurig, Incorporated.

The J. M. Smucker Company Forward-Looking Language
This press release contains forward-looking statements, such as projected operating results, earnings and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:
•	volatility of commodity markets from which raw materials, particularly green coffee beans, wheat, soybean oil, milk, and peanuts, are procured and the related impact on costs;
•
risks associated with hedging, derivative, and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company’s liquidity;

•	crude oil price trends and their impact on transportation, energy, and packaging costs;
•	the ability to successfully implement price changes;
•	the success and cost of introducing new products and the competitive response;
•	the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses;
•	general competitive activity in the market, including competitors’ pricing practices and promotional spending levels;
•	the successful completion of the Company’s restructuring programs, and the ability to realize anticipated savings and other potential benefits within the time frames currently contemplated;
•	the impact of food safety concerns, involving either the Company or its competitors’ products;
•	the impact of accidents and natural disasters, including crop failures and storm damage;
•	the concentration of certain of the Company’s businesses with key customers and suppliers and the ability to manage and maintain key relationships;
•	the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer;
•	changes in consumer coffee preferences, and other factors affecting the coffee business, which represents a substantial portion of the Company’s business;
•	the ability of the Company to obtain any required financing;
•	the timing and amount of capital expenditures and restructuring costs;
•	impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;

•	the impact of new or changes to existing governmental laws and regulations or their application;
•	the impact of future legal, regulatory, or market measures regarding climate change;
•	the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company’s tax positions;
•	foreign currency and interest rate fluctuations;
•	political or economic disruption;
•	other factors affecting share prices and capital markets generally; and
•
the other factors described under “Risk Factors” in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and proxy materials.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts:
The J. M. Smucker Company
(330) 682-3000

Investors:
Mark R. Belgya
Senior Vice President and Chief Financial Officer

Sonal Robinson
Vice President, Investor Relations

Media:
Maribeth Badertscher
Vice President, Corporate Communications

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended October 31,			Six Months Ended October 31,
	2010	2009	% Increase (Decrease)	2010	2009	% Increase (Decrease)
	(Dollars in thousands, except per share data)

Net sales	$1,278,913	$1,278,745	0%	$2,326,225	$2,330,271	(0)%
Cost of products sold	772,171	786,495	(2)%	1,401,595	1,431,992	(2)%
Cost of products sold - restructuring	12,072	-	n/m	21,525	-	n/m
Gross Profit	494,670	492,250	0%	903,105	898,279	1%
Gross margin	38.7%	38.5%		38.8%	38.5%

Selling, distribution, and administrative expenses	222,821	232,985	(4)%	426,082	434,162	(2)%
Amortization	18,501	18,312	1%	36,998	36,689	1%
Merger and integration costs	2,773	8,148	(66)%	5,429	24,624	(78)%
Other restructuring costs	8,345	-	n/m	26,449	-	n/m
Other operating expense – net	2,194	1,599	37%	2,944	2,764	7%
Operating Income	240,036	231,206	4%	405,203	400,040	1%
Operating margin	18.8%	18.1%		17.4%	17.2%

Interest income	572	686	(17)%	1,005	2,057	(51)%
Interest expense	(18,505)	(17,473)	6%	(35,044)	(36,424)	(4)%
Other (expense) income – net	(376)	583	(164)%	317	563	(44)%
Income Before Income Taxes	221,727	215,002	3%	371,481	366,236	1%
Income taxes	72,001	75,012	(4)%	118,874	128,183	(7)%
Net Income	$149,726	$139,990	7%	$252,607	$238,053	6%

Net income per common share	$1.25	$1.18	6%	$2.12	$2.00	6%

Net income per common share– assuming dilution	$1.25	$1.18	6%	$2.11	$2.00	6%

Dividends declared per common share	$0.40	$0.35	14%	$0.80	$0.70	14%

Weighted-average shares outstanding	119,512,001	118,956,181	0%	119,406,465	118,810,417	1%
Weighted-average shares outstanding – assuming dilution	119,642,398	119,100,430	0%	119,541,445	118,923,337	1%

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	October 31, 2010	April 30, 2010
	(Dollars in thousands)

Assets
Current Assets:
Cash and cash equivalents	$487,463	$283,570
Trade receivables	415,826	238,867
Inventories	822,614	654,939
Marketable securities	48,086	-
Other current assets	80,197	46,254
Total Current Assets	1,854,186	1,223,630

Property, Plant, and Equipment, Net	841,095	858,313

Other Noncurrent Assets:
Goodwill	2,807,418	2,807,730
Other intangible assets, net	2,989,374	3,026,515
Other noncurrent assets	61,277	58,665
Total Other Noncurrent Assets	5,858,069	5,892,910
	$8,553,350	$7,974,853

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$194,194	$179,509
Current portion of long-term debt	-	10,000
Other current liabilities	282,725	289,388
Total Current Liabilities	476,919	478,897

Noncurrent Liabilities:
Long-term debt, net of current portion	1,300,000	900,000
Other noncurrent liabilities	1,272,422	1,269,636
Total Noncurrent Liabilities	2,572,422	2,169,636

Shareholders' Equity	5,504,009	5,326,320
	$8,553,350	$7,974,853

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Six Months Ended October 31,
	2010	2009
	(Dollars in thousands)

Operating Activities
Net income	$252,607	$238,053
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation	56,646	51,148
Amortization	36,998	36,689
Share-based compensation expense	12,268	13,098
Noncash restructuring charges	26,807	-
Loss on sale of assets - net	1,027	1,621
Working capital	(366,807)	(152,797)
Net Cash Provided by Operating Activities	19,546	187,812

Investing Activities
Additions to property, plant, and equipment	(62,073)	(89,433)
Purchases of marketable securities	(57,037)	-
Sale and maturities of marketable securities	9,000	13,519
Other - net	350	(818)
Net Cash Used for Investing Activities	(109,760)	(76,732)

Financing Activities
Repayments of long-term debt	(10,000)	(75,000)
Proceeds from long-term debt	400,000	-
Quarterly dividends paid	(95,333)	(82,993)
Purchase of treasury shares	(5,147)	(5,225)
Other - net	4,576	1,958
Net Cash Provided by (Used for) Financing Activities	294,096	(161,260)
Effect of exchange rate changes	11	3,195
Net increase (decrease) in cash and cash equivalents	203,893	(46,985)
Cash and cash equivalents at beginning of period	283,570	456,693
Cash and cash equivalents at end of period	$487,463	$409,708

( ) Denotes use of cash

The J. M. Smucker Company
Unaudited Non-GAAP Measures

	Three Months Ended October 31,		Six Months Ended October 31,
	2010	2009	2010	2009
	(Dollars in thousands, except per share data)
Operating income before restructuring and merger and integration costs: (1)	$263,226	$239,354	$458,606	$424,664
% of net sales	20.6%	18.7%	19.7%	18.2%

Income before restructuring and merger and integration costs: (2)
Income	$165,284	$145,313	$288,921	$254,059
Income per common share — assuming dilution	$1.38	$1.22	$2.42	$2.14

Income before restructuring, merger and integration costs, and amortization: (3)
Income	$177,735	$157,244	$314,080	$277,906
Income per common share — assuming dilution	$1.49	$1.32	$2.63	$2.34

(1) Reconciliation to operating income:
Operating income	$240,036	$231,206	$405,203	$400,040
Merger and integration costs	2,773	8,148	5,429	24,624
Cost of products sold - restructuring	12,072	-	21,525	-
Other restructuring costs	8,345	-	26,449	-
Operating income before restructuring and merger and integration costs	$263,226	$239,354	$458,606	$424,664

(2) Reconciliation to net income:
Income before income taxes	$221,727	$215,002	$371,481	$366,236
Merger and integration costs	2,773	8,148	5,429	24,624
Cost of products sold - restructuring	12,072	-	21,525	-
Other restructuring costs	8,345	-	26,449	-
Income before income taxes, restructuring, and merger and integration costs	244,917	223,150	424,884	390,860
Income taxes	79,633	77,837	135,963	136,801
Income before restructuring and merger and integration costs	$165,284	$145,313	$288,921	$254,059

(3) Reconciliation to net income:
Income before income taxes	$221,727	$215,002	$371,481	$366,236
Merger and integration costs	2,773	8,148	5,429	24,624
Cost of products sold - restructuring	12,072	-	21,525	-
Other restructuring costs	8,345	-	26,449	-
Amortization	18,501	18,312	36,998	36,689
Income before income taxes, restructuring, merger and integration costs, and amortization	263,418	241,462	461,882	427,549
Income taxes	85,683	84,218	147,802	149,643
Income before restructuring, merger and integration costs, and amortization	$177,735	$157,244	$314,080	$277,906

The J. M. Smucker Company
Unaudited Non-GAAP Measures

	Three Months Ended October 31,		Six Months Ended October 31,
	2010	2009	2010	2009
	(Dollars in thousands, except per share data)
Earnings before interest, taxes, depreciation, and amortization:(4)	$297,434	$275,978	$520,604	$488,440
% of net sales	23.3%	21.6%	22.4%	21.0%

Free cash flow: (5)	$11,657	$151,498	$(42,527)	$98,379

(4) Reconciliation to net income:
Income before income taxes	$221,727	$215,002	$371,481	$366,236
Interest income	(572)	(686)	(1,005)	(2,057)
Interest expense	18,505	17,473	35,044	36,424
Depreciation	27,286	25,877	56,646	51,148
Amortization	18,501	18,312	36,998	36,689
Accelerated depreciation - restructuring	11,987	-	21,440	-
Earnings before interest, taxes, depreciation, and amortization	$297,434	$275,978	$520,604	$488,440
Merger and integration costs	2,773	8,148	5,429	24,624
Other cost of products sold - restructuring (6)	85	-	85	-
Other restructuring costs	8,345	-	26,449	-
Share-based compensation expense	5,968	5,268	10,308	9,821
Adjusted earnings before interest, taxes, depreciation, and amortization	$314,605	$289,394	$562,875	$522,885
% of net sales	24.6%	22.6%	24.2%	22.4%

(5) Reconciliation to cash provided by operating activities:
Cash provided by operating activities	$46,784	$213,660	$19,546	$187,812
Additions to property, plant, and equipment	(35,127)	(62,162)	(62,073)	(89,433)
Free cash flow	$11,657	$151,498	$(42,527)	$98,379

(6) Excludes accelerated depreciation charges included in cost of products sold - restructuring.

The Company uses non-GAAP measures including net sales, excluding divestitures and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and amortization; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP measures supplement other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations. These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended October 31,		Six Months Ended October 31,
	2010	2009	2010	2009
	(Dollars in thousands)

Net sales:
U.S. Retail Coffee Market	$477,287	$445,102	$870,857	$811,331
U.S. Retail Consumer Market	272,564	290,090	551,839	581,092
U.S. Retail Oils and Baking Market	279,523	303,896	453,394	498,312
Special Markets	249,539	239,657	450,135	439,536
Total net sales	$1,278,913	$1,278,745	$2,326,225	$2,330,271

Segment profit:
U.S. Retail Coffee Market	$149,099	$131,850	$260,981	$243,017
U.S. Retail Consumer Market	74,287	70,512	145,704	136,635
U.S. Retail Oils and Baking Market	40,854	45,398	63,441	71,078
Special Markets	49,406	40,003	84,278	66,697
Total segment profit	$313,646	$287,763	$554,404	$517,427
Interest income	572	686	1,005	2,057
Interest expense	(18,505)	(17,473)	(35,044)	(36,424)
Share-based compensation expense	(5,968)	(5,268)	(10,308)	(9,821)
Merger and integration costs	(2,773)	(8,148)	(5,429)	(24,624)
Cost of products sold - restructuring	(12,072)	-	(21,525)	-
Other restructuring costs	(8,345)	-	(26,449)	-
Corporate administrative expense	(44,452)	(43,141)	(85,490)	(82,942)
Other (expense) income - net	(376)	583	317	563
Income before income taxes	$221,727	$215,002	$371,481	$366,236

Segment profit margin:
U.S. Retail Coffee Market	31.2%	29.6%	30.0%	30.0%
U.S. Retail Consumer Market	27.3%	24.3%	26.4%	23.5%
U.S. Retail Oils and Baking Market	14.6%	14.9%	14.0%	14.3%
Special Markets	19.8%	16.7%	18.7%	15.2%